Exhibit 10.2

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the “First Amendment”) is made the 12th day of August, 2008, between AXS-One Inc., a Delaware corporation (the “Company”) and Joseph P. Dwyer (the “Employee”).

WHEREAS, the Company previously entered into an Employment Agreement with the Employee dated as of February 15, 2007, (the “Employment Agreement”); and

WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Employee wish to amend the Agreement by this First Amendment to clarify certain provisions in the event the Employee’s employment is involuntarily terminated, and to make other minor, clarifying revisions to the Agreement,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.  Section 5 of the Agreement is amended by the addition of the following at the end thereof.

“Any bonus payable hereunder shall be paid by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Code Section 409A, including Treasury Regulations Section 1.409A-1(d)).”

2.  Section 9(b) of the Agreement is deleted and the following substituted therefor:

‘‘(b) Termination by Employee for Good Reason. The Employee may terminate his employment and the Term of Employment in the event of “Good Reason.” Termination for Good Reason means a resignation of employment and Separation from Service (as defined for purposes of Code Section 409A) within 180 days following the initial existence of one or more of the following conditions arising without the Employee’s consent:

(i) a material reduction in the Employee’s base salary or benefits, other than an across-the-board reduction affecting all members of senior management;

(ii) a material reduction in the Employee’s duties and significant responsibilities hereunder (not including reasonable changes in title or in corporate structure);

(iii) a material breach of this Agreement by the Company (which shall include a failure to make payments due hereunder); or

(iv) the Company requires the Employee to change the location of the Employee’s principal office, so that the Employee will be based at a location more than 40 miles from the Company’s current executive offices located at 301 Route 17 North, Rutherford, New Jersey 07070;

provided, in any such case, that (1) a prior written notice specifying the reasons within ninety (90) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and (2) “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice. In addition, until the actual Separation from Service the Employee must remain willing and able to continue to perform services in accordance with the terms of this Agreement and the Employee must not be in breach of any of the Employee’s obligations hereunder.

For the avoidance of doubt, it shall constitute a “material reduction of the Employee’s duties and significant responsibilities hereunder” if the Employee is no longer the most senior financial executive of the Company (or any successor thereto) reporting directly to the Chief Executive Officer.”

3.  Section 9(e) of the Agreement is deleted and the following substituted therefore:

‘‘(e) Effect of Termination Without Serious Cause or With Good Reason. If the Company terminates the Term of Employment and the Employee’s employment herein without Serious Cause (including by cancellation or non-renewal of this Agreement) or the Employee terminates the Terms of Employment and his employment hereunder for Good Reason, and, in either case, the Employee’s employment is terminated under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) other than within the period beginning on the date that a Change in Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit (the “Severance Payments”) equal to nine (9) months of the Employee’s annual rate of base salary (as of the Employee’s Separation from Service date) and will make available a subsidized healthcare benefit, as described below.

(1) Payment of the Severance Payments shall commence as of the Employee’s Separation from Service date, and shall continue thereafter in equal fixed installments over a nine month period in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect. Notwithstanding the foregoing, no Severance Payments shall be paid during the 30 days immediately following the Employee’s Separation from Service date; any Severance Payments that would have otherwise been paid during such 30 day period shall be withheld and paid on the 31st day following the Employee’s Separation from Service, without adjustment for the delay in payment.

(2) In the event the value of the Severance Payments shall exceed two times the lesser of the Employee’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee’s Separation from Service date, without adjustment for the delay in payment.

(3) In no event shall Severance Payments be accelerated, nor shall the Employee be eligible to defer payment of Severance Payments to a later date.

(4) If COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to the Employee for the period of the COBRA coverage or nine months, whichever is shorter.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.”

4.  Section 9(f) of the Agreement is amended by deleting the last sentence thereof and substituting the following therefor:

“Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or severance arrangement of the Company.”

5.  Section 10(a) of the Agreement is amended by deleting the first paragraph thereof and substituting the following therefor:

‘‘(a) Effect of Termination. If the employment of the Employee is terminated by the Company (or a successor thereto) without Serious Cause (including by cancellation or non-renewal of this Agreement) or the Employee terminates employment with the Company (or a successor thereto) for Good Reason, and, in either case, the Employee’s employment is terminated under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and within the period beginning on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit (the “Change of Control Severance Payments”) equal to 2 times the Employee’s annual rate of base salary (as of the Employee’s Separation from Service date). The Change of Control Severance Benefit shall be paid on the 30th day following the Employee’s Separation from Service date, in a lump sum. In addition, if COBRA continuation coverage under any Company healthcare plan is elected, the Company shall provide such coverage at no cost to the Employee for the period of the COBRA coverage or eighteen months, whichever is shorter.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.”

6.  Section 10(a) of the Agreement is further amended by adding at the end of the second paragraph thereof the following:

“In the event a reduction must be in accordance with this paragraph, Change in Control Severance Payments shall be reduced to the extent necessary.”

7.  New Section 22 is hereby added to the Agreement to read as follows:

“Section 22.  Code Section 409A Compliance.

(a) The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A. The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.

(b) Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Employee on account of a Separation from Service at a time when the Employee is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Employee prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section 1.409A-3(i)(2).

(c) For purposes of this Agreement, the following definitions shall apply:

(i) Separation from Service means, generally, a termination of employment with the Company, and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(h)).

(ii) Involuntary Separation from Service means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate the Employee’s employment, other than due to the Employee’s implicit or explicit request, where the Employee was willing and able to continue to employment with the Company. Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service. Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(n)).”

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

AXS-ONE INC.

By	/s/ William P. Lyons
William P. Lyons
Chief Executive Officer
AXS-One Inc.

/s/ Joseph P. Dwyer
Joseph P. Dwyer

4